UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  October 23, 2012

MACROSOLVE, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	333-150332	75-1518725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 South Boulder Ave. Suite 700, Tulsa, Oklahoma 74119
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (918) 280-8693

Copy of correspondence to:

Gregory Sichenzia, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, MacroSolve, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Kendall Carpenter to serve as Executive Vice President, Chief Financial Officer and Secretary, which Agreement is effective as of October 1, 2012.  The Agreement can be terminated by Ms. Carpenter at any time or by the Company upon 90 days prior written notice.  The base salary under the Agreement is initially $150,000 (the “Base Salary”), which shall be paid in cash through December 31, 2012, and thereafter, in cash and notes payable.  Starting January 1, 2013, Ms. Carpenter will receive an initial salary of at least $96,000 per annum in cash (the “Cash Salary”) and notes payable (the “Notes”) in an amount equal to the difference between the Base Salary and the Cash Salary.  The Notes will accrue interest at a rate of 6% per annum and payment of outstanding Notes will be done quarterly as funds become available, as determined by the Board of Directors.  In addition, Ms. Carpenter is entitled to participate in any and all benefit plans, from time to time, in effect for the Company’s employees, along with vacation, sick and holiday pay in accordance with its policies established and in effect from time to time.

ITEM 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Employment Agreement, dated as of October 23, 2012, by and between MacroSolve, Inc. and Kendall Carpenter

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MACROSOLVE, INC.

Date: October 24, 2012	By:	/s/ KENDALL CARPENTER
Kendall Carpenter
Chief Financial Officer

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